Exhibit 11
Bausch & Lomb Incorporated
Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Third Quarter Ended		Nine Months Ended
	------------------------------------------		------------------------------------------
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
	------------------	------------------	-----------------	-----------------
Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$32.3	$9.4	$77.1	$40.1
Cumulative Effect of Change in Accounting Principle, Net of Taxes	-	-	(0.9)	-
	-----------------	-----------------	-----------------	-----------------
Net Income (a)	$32.3	$9.4	$76.2	$40.1
	==========	==========	==========	==========

Actual outstanding Common and Class B shares at beginning of period	53,159	53,915	53,894	53,614

Sum of weighted average activity [1]	(431)	(62)	(681)	182
	-----------------	-----------------	-----------------	-----------------

Weighted Basic Shares (b)	52,728	53,853	53,213	53,796

Effect of assumed exercise of
Common stock equivalents	651	177	273	168
	-----------------	-----------------	-----------------	-----------------

Weighted Diluted Shares (c)	53,379	54,030	53,486	53,964
	==========	==========	==========	==========

Basic Earnings Per Share (a/b)	$ 0.61	$ 0.18	$ 1.43	$ 0.75
	==========	==========	==========	==========

Diluted Earnings Per Share (a/c)	$ 0.60	$ 0.17	$ 1.42	$ 0.74
	==========	==========	==========	==========

1     Includes activity of Common and Class B shares repurchased and issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan.